EXHIBIT 99.3

SECURITIES EXCHANGE AGREEMENT

by and among

Puyi Inc.

Sea Synergy Limited

Green Ease Holdings Limited

and

Kingsford Resources Limited

Dated as of December 27, 2023

Schedules

Schedule I – Particulars of the Fanhua Parties

Schedule II – Fanhua Exchange Shares and Fanhua Exchange ADSs

Schedule III – Puyi Exchange Shares

Exhibits

Exhibit A – Form of Press Release

This SECURITIES EXCHANGE AGREEMENT, dated as of December 27, 2023 (this “Agreement”), is by and among Puyi Inc., a Cayman Islands exempted company (“Puyi”), and certain shareholders of Fanhua Inc., a Cayman Islands exempted company (“Fanhua”), as set forth in Schedule I to this Agreement (together, the “Fanhua Parties”). Puyi, and each of the Fanhua Parties are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Fanhua Parties desire to exchange the number of ordinary shares of Fanhua, par value of US$0.001 per share, and American depositary shares (“ADSs”) of Fanhua, each representing 20 ordinary shares of Fanhua, set forth opposite their names in Schedule II hereto (collectively, the “Fanhua Exchange Shares” and the “Fanhua Exchange ADSs”) held by them to Puyi, and Puyi desires to issue and allot to the Fanhua Parties the number of ordinary shares of Puyi, par value of US$0.001 per share, set forth opposite their names in Schedule III hereto (collectively, the “Puyi Exchange Shares”) in exchange for the Fanhua Exchange Shares and the Fanhua Exchange ADSs, on the terms and subject to the conditions set forth herein (such exchange, the “Securities Exchange”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged and intended to be legally bound, the Parties to this Agreement hereby agree as follows:

Article 1

DEFINITIONS

Section 1.1. Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation, whether known or unknown, pleaded or unpleaded, direct or indirect, matured or un-matured, material or immaterial, contingent or absolute, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, and individually or together with any other Person, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Anti-Corruption Laws” shall have the meaning ascribed to this term in Section 3.12.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Beijing, Shanghai, Cayman Islands or New York.

“Closing” shall have the meaning ascribed to this term in Section 2.2.

“Closing Date” shall have the meaning ascribed to this term in Section 2.2.

“Dispute” shall have the meaning ascribed to this term in Section 7.9(b).

“Encumbrance” means with respect to any asset (including any security) any security interest, pledge, hypothecation, mortgage, lien, license, claim, charge, title retention, right to acquire, option, levy, proxy, right of first refusal, and any other encumbrance or condition, whatsoever.

“Equity Securities” means any shares, share capital, registered capital, ownership interest, equity interest or other equity securities of a Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans (including all options and other awards of equity securities authorized under equity plans, whether or not issued, granted or vested) or similar rights with respect to such Person, or any contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fanhua” shall have the meaning ascribed to this term in the recitals to this Agreement.

“Fanhua Exchange ADSs” shall have the meaning ascribed to this term in the recitals to this Agreement.

“Fanhua Exchange Shares” shall have the meaning ascribed to this term in the recitals to this Agreement.

“Fanhua Fundamental Reps” means the representations and warranties of the Fanhua Parties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4, and Section 4.5(a)(i).

“Fanhua Group Companies” means Fanhua and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by Fanhua directly or indirectly through one or more intermediaries, including any variable interest entity controlled by and consolidated with Fanhua.

“Fanhua Indemnified Party” shall have the meaning ascribed to this term in Section 6.2.

“Fanhua Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, properties, assets, Liabilities, operations, results of operations or financial condition of the Fanhua Group Companies, taken as a whole, or (b) the authority or ability of the Fanhua Parties to perform their respective obligations under this Agreement; provided, however, that for purposes of clause (a) above, in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall any such exceptions be taken into account in determining whether there has been or will be, a Fanhua Material Adverse Effect: (i) any effect resulting from compliance with the terms and conditions of, or from the announcement of the transactions contemplated by this Agreement, (ii) any effect that results from changes affecting any of the industries in which Fanhua or the Fanhua Group Companies operate generally or the economy generally, (iii) any effect that results from changes affecting general worldwide economic or capital market conditions, provided that any such changes in (ii) and (iii) do not disproportionately affect the Fanhua Group Companies, taken as a whole, in any material respect relative to other similarly situated participants in the industry in which they operate, (iv) any pandemic, earthquake, typhoon, tornado or other natural disaster or similar force majeure event, (v) any failure to meet any internal or public projections, forecasts or guidance, provided that the underlying causes that lead to any failure to meet any internal or public projections, forecasts or guidance as set forth in (v) are not included under this clause (v), or (vi) any change in Fanhua’s stock price or trading volume, in and of itself, provided that the underlying causes that lead to any change in Fanhua’s stock price or trading volume are not included under this clause (vi).

“Fanhua Parties” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Fanhua SEC Reports” means, for purposes of the representations and warranties of the Fanhua Parties at the signing of this Agreement, any publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by Fanhua with the SEC under the Exchange Act at any time on or after January 1, 2020 through the date that is three (3) Business Days prior to the date of this Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, as codified and described in FASB Statement No. 18, the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, and applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hong Kong” means Hong Kong Administrative Special Region of the People’s Republic of China.

“HKIAC” shall have the meaning ascribed to this term in Section 7.9(b)(i).

“HKIAC Rules” shall have the meaning ascribed to this term in Section 7.9(b)(i).

“Indemnified Party” means a Puyi Indemnified Party or a Fanhua Indemnified Party, as the case may be.

“Indemnifying Party” means Puyi pursuant to Section 6.2 or the Fanhua Parties pursuant to Section 6.4, as the case may be.

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents and applications therefor, including provisional applications, divisions, continuations, continuations-in-part, extensions, reexaminations and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property or proprietary rights.

“Judgment” means any judgment, order, injunction or decree.

“Knowledge” (a) when used in reference to Puyi, means the knowledge of the directors and executive officers of Puyi, and, (b) when used in reference to Fanhua and the Fanhua Parties, means the knowledge of the directors and executive officers of Fanhua and the Fanhua Parties.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liability” means any liability, cost, expense (including reasonable attorneys’ fees), debt or obligation of any kind, character or description, and whether known or unknown, accrued, absolute, determined, determinable, contingent or otherwise, and regardless of when asserted or by whom.

“Lien” means any pledge, lien, charge, right of first refusal or other option to purchase or otherwise acquire any interest, easement, security interest or other encumbrance.

“Loss” shall have the meaning ascribed to this term in Section 6.2.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Organizational Documents” means, with respect to an entity, its certificate of incorporation, articles of incorporation, by-laws, articles of association, memorandum of association, certificate of trust, trust agreement, partnership agreement, limited partnership agreement, certificate of formation, limited liability company agreement or operating agreement, as applicable.

“Party” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Permit” means a permit, license, franchise or authorization from a Governmental Authority.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“PRC” means the People’s Republic of China, excluding Hong Kong, the Macao Special Administrative Region of the PRC and Taiwan for the purpose of this Agreement.

“Providing Party” shall have the meaning ascribed to this term in Section 5.1.

“Puyi” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Puyi Exchange Shares” shall have the meaning ascribed to this term in the recitals to this Agreement.

“Puyi Fundamental Reps” means the representations and warranties of Puyi contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.5(a).

“Puyi Group Companies” means Puyi and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by Puyi directly or indirectly through one or more intermediaries, including any variable interest entity controlled by and consolidated with Puyi.

“Puyi Indemnified Party” shall have the meaning ascribed to this term in Section 6.4.

“Puyi Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, properties, assets, Liabilities, operations, results of operations or financial condition of the Puyi Group Companies, taken as a whole, or (b) the authority or ability of Puyi to perform its obligations under this Agreement; provided, however, that for purposes of clause (a) above, in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall any such exceptions be taken into account in determining whether there has been or will be, a Puyi Material Adverse Effect: (i) any effect resulting from compliance with the terms and conditions of, or from the announcement of the transactions contemplated by this Agreement, (ii) any effect that results from changes affecting any of the industries in which Puyi or the Puyi Group Companies operate generally or the economy generally, (iii) any effect that results from changes affecting general worldwide economic or capital market conditions, provided that any such changes in (ii) and (iii) do not disproportionately affect the Puyi Group Companies, taken as a whole, in any material respect relative to other similarly situated participants in the industry in which they operate, (iv) any pandemic, earthquake, typhoon, tornado or other natural disaster or similar force majeure event, (v) any failure to meet any internal or public projections, forecasts or guidance, provided that the underlying causes that lead to any failure to meet any internal or public projections, forecasts or guidance as set forth in (v) are not included under this clause (v), or (vi) any change in Puyi’s stock price or trading volume, in and of itself, provided that the underlying causes that lead to any change in Puyi’s stock price or trading volume are not included under this clause (vi).

“Puyi Ordinary Shares” means the fully-paid ordinary shares of Puyi, with a par value of $0.001 per share.

“Puyi SEC Reports” means, for purposes of the representations and warranties of Puyi at the signing of this Agreement, any publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by Puyi with the SEC under the Exchange Act at any time on or after January 1, 2020 through the date that is three (3) Business Days prior to the date of this Agreement.

“Receiving Party” shall have the meaning ascribed to this term in Section 5.1.

“Representatives” shall have the meaning ascribed to this term in Section 5.1.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall have the meaning ascribed to this term in Section 3.15.

“Securities Exchange” shall have the meaning ascribed to this term in the recitals to this Agreement.

“Tax” or “Taxes” means (a) any federal, national, provincial, municipal, local or taxes, duties, imposts, levies, or other like assessments in the nature of a tax, in each case, imposed by any Governmental Authority, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and other taxes, and (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above.

“Taxing Authority” means any Governmental Authority responsible for the administration of any Tax.

“Third-Party Claim” shall have the meaning ascribed to this term in Section 6.5(a).

Section 1.2. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)	When a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement.

(b)	The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(c)	Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(d)	The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)	All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(f)	The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(g)	References to a Person are also to its permitted successors and assigns.

(h)	The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(i)	All references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

(j)	The Parties have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

Article 2
SECURITIES EXCHANGE

Section 2.1. Securities Exchange. Upon the terms and subject to the conditions of this Agreement, at the Closing, Puyi agrees to issue and allot to the Fanhua Parties the Puyi Exchange Shares, and in exchange therefor, each of the Fanhua Parties agrees to sell to Puyi the Fanhua Exchange Shares and the Fanhua Exchange ADSs, in each case, free and clear of all Encumbrances and with all rights attaching on and from the Closing.

Section 2.2. Closing.

(a)	The obligation of Puyi to close the transactions contemplated by this Agreement (the “Closing”) is subject to the satisfaction or waiver by Puyi at or prior to the Closing Date of (i) the representations and warranties of the Fanhua Parties set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on or as of such date, except (X) to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (Y) the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement (notwithstanding the foregoing, the representations and warranties set forth in Section 4.4(a) shall be true and correct in all material respects), (ii) Puyi has received all closing deliveries from the Fanhua Parties under Section 2.4, and (iii) the Fanhua Parties have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(b)	The obligation of the Fanhua Parties to the Closing is subject to the satisfaction or waiver by the Fanhua Parties at or prior to the Closing Date of (i) the representations and warranties of the Puyi set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on or as of such date, except (X) to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (Y) the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement (notwithstanding the foregoing, the representations and warranties set forth in Section 3.4(a) shall be true and correct in all material respects), (ii) the Fanhua Parties have received all closing deliveries from Puyi under Section 2.3, and (iii) Puyi has performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)	The Closing shall take place at the offices of Sidley Austin, 39/F, Two Int’l Finance Centre, Central, Hong Kong, on December 29, 2023 or as soon as possible thereafter (the “Closing Date”) (or at such other date and time as the Parties may mutually agree upon in writing). The Closing may be accomplished by email (in PDF format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals to be delivered thereafter. The Parties acknowledge and agree that all transactions occurring at the Closing shall be deemed to be taken, and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been executed and delivered, simultaneously on the Closing Date, and no proceedings shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered.

Section 2.3. Closing Deliveries by Puyi. On the Closing Date, Puyi shall deliver or cause to be delivered to the Fanhua Parties:

(a)	duly issued share certificates in the names of the Fanhua Parties representing the Puyi Exchange Shares;

(b)	a copy of the Register of Members of Puyi as of the Closing Date reflecting the Fanhua Parties’ ownership of the Puyi Exchange Shares, provided by the registered office provider of Puyi;

(c)	a copy of the resolutions duly and validly adopted by the board of directors of Puyi evidencing its authorization of the execution and delivery of this Agreement to which it is a Party and the consummation of the transactions contemplated hereby; and

Section 2.4. Closing Deliveries by the Fanhua Parties. On the Closing Date, the Fanhua Parties shall deliver or cause to be delivered to Puyi:

(a)	a duly issued share certificate in the name of Puyi representing the Fanhua Exchange Shares and duly issued ADSs in the name of Puyi representing the Fanhua Exchange ADSs;

(b)	a copy of the Register of Members of Fanhua as of the Closing Date reflecting Puyi’s ownership of the Fanhua Exchange Shares, provided by the registered office provider of Fanhua;

(c)	copies of instruments of transfer evidencing the exchange of the Fanhua Exchange Shares and the Fanhua Exchange ADSs executed by the Fanhua Parties in the form reasonably satisfactory to Puyi;

(d)	copies of the resolutions duly and validly adopted by the boards of directors of the Fanhua Parties evidencing their authorization of the execution and delivery of this Agreement to which each is a party and the consummation of the transactions contemplated hereby; and

Article 3
REPRESENTATIONS AND WARRANTIES OF PUYI

Except as otherwise disclosed in the Puyi SEC Reports (excluding disclosures of risks included in any forward-looking statement disclaimers or other statements that are similarly non-specific and are predictive and forward-looking in nature), Puyi hereby represents and warrants to the Fanhua Parties, as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article III.

Section 3.1. Existence and Power. Puyi is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and each other Puyi Group Company is duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that have the concept of good standing) under the Laws of the jurisdiction of its incorporation or organization. Each Puyi Group Company has the requisite power and authority (corporate or otherwise) to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that have the concept of good standing) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, result in a Puyi Material Adverse Effect.

Section 3.2. Authorization; Execution and Delivery; Binding Obligations. Puyi has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Puyi have been duly authorized by all necessary corporate action on the part of Puyi. This Agreement has been, or prior to the Closing will be, duly executed and delivered by Puyi, and when executed and delivered by Puyi, assuming due authorization, execution and delivery by each Fanhua Party which is a counterparty to such agreement, constitute legal, valid and binding obligations of Puyi, enforceable against Puyi in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally. Without limiting the generality of the foregoing, no approval by the shareholders of Puyi is required in connection with this Agreement, the performance by Puyi of its obligations hereunder, or the consummation by Puyi of the transactions contemplated hereby including the issuance of the Puyi Exchange Shares to the Fanhua Parties.

Section 3.3. Valid Issuance of the Puyi Exchange Shares. The Puyi Exchange Shares have been duly authorized for issuance and allotment to the Fanhua Parties pursuant to the terms and conditions of this Agreement by all necessary corporate action and, when issued in accordance with the terms and conditions of this Agreement and alloted against receipt of consideration therefor, the Puyi Exchange Shares will be validly issued, fully paid and nonassessable and free and clear of any and all Encumbrances and restrictions on transfer (except for restrictions on transfer under applicable securities Laws and the lock-up undertakings in Section 5.2 hereof) with the Fanhua Parties being entitled to all rights accorded to a holder of Puyi Ordinary Shares. The issuance of the Puyi Exchange Shares pursuant to this Agreement is not subject to preemptive or other similar rights.

Section 3.4. Capitalization.

(a)	The authorized share capital of Puyi as of December 20, 2023 consisted of 2,000,000,000 ordinary shares, with a par value of $0.001 per share, of which 90,472,014 ordinary shares were issued and outstanding. All of the issued and outstanding shares of Puyi have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)	Except as set forth in Section 3.4(a), there are (i) no outstanding shares of of Puyi, (ii) no outstanding securities of Puyi or any other Puyi Group Company convertible or exchangeable or exercisable for shares of Puyi and (iii) no material subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of shares to which any of the Puyi Group Companies is a party obligating Puyi to (A) issue, transfer or sell any shares or other Equity Securities of Puyi or securities convertible into or exchangeable for such shares or other Equity Securities, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such shares or other Equity Securities.

(c)	Except as set forth in Section 3.4(a), Puyi has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Puyi on any matter.

(d)	There are no voting trusts or other agreements or understandings to which Puyi is a party with respect to the voting of the shares or other Equity Securities of Puyi.

Section 3.5. No Violation. The execution, delivery and performance by Puyi of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of any of the Puyi Group Companies, (b) conflict with or violate any Law or Governmental Order applicable to any of the Puyi Group Companies or the assets, properties or businesses of any of the Puyi Group Companies or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit or other instrument or arrangement to which any of the Puyi Group Companies is a party or result in the creation of any Lien upon any of the properties or assets of any of the Puyi Group Companies, other than, in the case of clauses (b) and (c) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not have, individually or in the aggregate, a Puyi Material Adverse Effect.

Section 3.6. Governmental Consents and Approvals. The execution, delivery and performance by Puyi of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, other than any approvals or filings required in connection with or in compliance with any obligations under the Securities Act and the Exchange Act as well as the rules and regulations of the NASDAQ and the China Securities Regulatory Commission of the PRC, and, subject to the accuracy of the representations and warranties of the Fanhua Parties in Section 4.6, except, in each case, where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not individually or in the aggregate, result in a Puyi Material Adverse Effect.

Section 3.7. Litigation. There are no Actions by or against any of the Puyi Group Companies relating to the business or assets of any of the Puyi Group Companies pending before any Governmental Authority (or, to the Knowledge of Puyi, threatened to be brought by or before any Governmental Authority) (a) which would, individually or in the aggregate, result in a Puyi Material Adverse Effect or (b) that relate to or challenge the validity of this Agreement or the transactions contemplated hereby.

Section 3.8. Compliance with Law. Except as would not (a) adversely affect the ability of Puyi to carry out its obligations under this Agreement or (b) have a Puyi Material Adverse Effect, the Puyi Group Companies have conducted since January 1, 2020 and continue to conduct their business in accordance with all Laws and Governmental Orders applicable to them. The Puyi Group Companies hold all material Permits necessary for the lawful conduct of their respective businesses and are in compliance in all material respects with the terms of all such Permits, in each case except for failures to hold or be in compliance with Permits as would not reasonably be expected to have, individually or in the aggregate, a Puyi Material Adverse Effect.

Section 3.9. SEC Reports. Puyi has filed or furnished, as the case may be, with the SEC, on a timely basis, all Puyi SEC Reports (including exhibits and any amendments thereto) required to be filed or furnished by it since January 1, 2020 pursuant to the Securities Act and the Exchange Act. As of its respective date, each Puyi SEC Report, when it became effective or was filed with the SEC, as the case may be, complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder, and none of such documents, when they became effective or were filed or furnished with the SEC, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Puyi SEC Reports. Since January 1, 2020, Puyi has been and is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 3.10. Financial Statements. Each of the consolidated balance sheets, and the related consolidated statements of operations, cash flows and changes in equity, included or incorporated in the Puyi SEC Reports: (a) complied as to form, as of its date of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (b) has been prepared from, and are in accordance with, the books and records of the Puyi Group Companies in all material respects, (c) present fairly in all material respects the consolidated financial position of the Puyi Group Companies as of the dates shown and the results of the consolidated operations, cash flows and changes in equity of Puyi and the consolidated Puyi Group Companies for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to the omission of certain notes, exclusion of cash flow statements in the case of interim financial information and normal year-end and audit adjustments and (d) has been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto, subject, in the case of any unaudited financial statements, to the omission of certain notes, exclusion of cash flow statements in the case of interim financial information and normal year-end and audit adjustments. No Puyi Group Company has any Liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which do not have adequate reserves under GAAP in the financial statements described above, except for Liabilities that have arisen since June 30, 2023 in the ordinary and usual course of business and consistent with past practice and that, individually or in the aggregate, have not had and would not have a Puyi Material Adverse Effect.

Section 3.11. No Material Adverse Effect. Since June 30, 2023 to the date hereof, (a) the Puyi Group Companies have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (b) there have occurred no event or events that, individually or in the aggregate, has had or would have a Puyi Material Adverse Effect and (c) there has been no dividend or distribution of any kind declared, paid or made by Puyi on any class of its authorizes share capital.

Section 3.12. Anti-Corruption Laws. None of the Puyi Group Companies and, to the Knowledge of Puyi, any agent, director, officer or employee of any such Person acting on behalf of such Person, has taken any action or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offense in violation of applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control Laws applicable to such Person (“Anti-Corruption Laws”), including to the extent applicable the U.S. Foreign Corrupt Practices Act and the PRC anti-corruption related Laws. Each such Person has implemented adequate procedures to ensure compliance by each director, officer or employee of such Person with applicable Anti-Corruption Laws, and has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. No equity holder, officer or director of any Puyi Group Company is a candidate for political office, or an employee or officer of any government, or of any political party.

Section 3.13. Intellectual Property. Each Puyi Group Company owns, or possesses the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person, except for failures to so own, or so possess the right to use, that would not have a Puyi Material Adverse Effect. To the Knowledge of Puyi, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Puyi Group Company infringes upon any rights held by any other Person, except for such infringements that would not have a Puyi Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the Knowledge of Puyi, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Puyi Material Adverse Effect.

Section 3.14. Exempt Offering; Investment Company.

(a)	Assuming the truth and accuracy of the representations and warranties of the Fanhua Parties in Section 4.14 and Section 4.16 of this Agreement, the offer and sale of the Puyi Exchange Shares under this Agreement are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws and regulations.

(b)	Puyi is not required to register as an “investment company” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

Section 3.15. Purchase for Own Account; Economic Risk. Puyi is acquiring the Fanhua Exchange Shares for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”). Puyi acknowledges that it (a) can bear the economic risk of its investment in the Fanhua Exchange Shares, (b) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Fanhua Exchange Shares and (c) has independently and without reliance upon any of the Fanhua Parties, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement and complete the Securities Exchange, except that it has relied upon the Fanhua Parties’ express representations, warranties, covenants and agreements in this Agreement.

Section 3.16. Private Placement; Non-U.S. Person. Puyi understands that (a) the Fanhua Exchange Shares have not been registered under the Securities Act or any state securities Laws, by reason of their issuance by Fanhua in a transaction exempt from the registration requirements thereof and (b) the Fanhua Exchange Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder. Puyi represents that it is not a U.S. Person and it is located outside the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

Section 3.17. Legend. Puyi understands that the certificate representing the Fanhua Exchange Shares and the Fanhua Exchange ADSs will bear a legend to the following effect:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT), OF THE UNITED STATES OF AMERICA OR UNDER THE SECURITIES LAWS OR REGULATIONS OF ANY OTHER JURISDICTION. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE SECURITIES LAWS AND REGULATIONS， PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THA THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY OTHER APPLICABLE SECURITIES LAWS AND REGULATIONS”

Section 3.18. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Puyi.

Section 3.19. No Additional Representations. Puyi acknowledges that the Fanhua Parties make no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Fanhua or a Fanhua Party to Puyi in accordance with the terms hereof and thereof, and specifically (but without limiting the generality of the foregoing) that the Fanhua Parties make no representations or warranties with respect to (a) any projections, estimates or budgets delivered or made available to Puyi (or any of its Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Fanhua Group Companies or (b) the future business and operations of the Fanhua Group Companies.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE FANHUA PARTIES

Except as otherwise disclosed in the Fanhua SEC Reports (excluding disclosures of risks included in any forward-looking statement disclaimers or other statements that are similarly non-specific and are predictive and forward-looking in nature), each of the Fanhua Parties hereby represents and warrants to Puyi, as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article IV.

Section 4.1. Existence and Power. Each of the Fanhua Parties is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction as set forth opposite their names in Schedule I hereto. Fanhua is an exempted company having limited liability, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and each of the other Fanhua Group Companies is duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that have the concept of good standing) under the Laws of the jurisdiction of its incorporation or organization. Each Fanhua Group Company has the requisite power and authority (corporate or otherwise) to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that have the concept of good standing) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, result in a Fanhua Material Adverse Effect.

Section 4.2. Authorization; Execution and Delivery; Binding Obligations. The Fanhua Parties have all necessary corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance of this Agreement by the Fanhua Parties have been duly authorized by all necessary corporate action on the part of each of the Fanhua Parties. This Agreement has been or prior to the Closing will be, duly executed and delivered by the relevant Fanhua Party, and, when executed and delivered by such Fanhua Party, assuming due authorization, execution and delivery by Puyi, constitutes legal, valid and binding obligations of such Fanhua Party, enforceable against such Fanhua Party in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 4.3. Title to the Fanhua Exchange Shares and the Fanhua Exchange ADSs. Each of the Fanhua Parties is the sole and exclusive record owner or beneficial owner of the number of the Fanhua Exchange Shares and the Fanhua Exchange ADSs as set forth opposite their names in Schedule II hereto, free and clear of any and all Encumbrances. None of the Fanhua Parties is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Fanhua Exchange Shares or the Fanhua Exchange ADSs, and other than this Agreement, there are no outstanding contracts or understandings to which either Fanhua Party is a party involving the purchase, sale or other acquisition or disposition of the Fanhua Exchange Shares or the Fanhua Exchange ADSs or any interest therein. Upon consummation of the Closing in the manner provided in Section 2.4, Puyi will have good and valid title to the Fanhua Exchange Shares and the Fanhua Exchange ADSs, free and clear of all Encumbrances and restrictions on transfer (except for restrictions on transfer under applicable securities Laws), and the Fanhua Exchange Shares and the Fanhua Exchange ADSs shall be fully paid and nonassessable with Puyi being entitled to all rights accorded to a holder of Fanhua Exchange Shares and the Fanhua Exchange ADSs. The sale of the Fanhua Exchange Shares and the Fanhua Exchange ADSs pursuant to this Agreement is not subject to preemptive or other similar rights.

Section 4.4. Capitalization.

(a)	The authorized share capital of Fanhua as of December 20, 2023 consisted of 10,000,000,000 ordinary shares, par value $0.001 per share, of which (i) 1,134,751,504 ordinary shares are issued and outstanding, (ii) 10,739,800 restricted share units and 17,680,000 share options were issued and outstanding pursuant to Fanhua’s share incentive plans, and (iii) 24,161,720 ordinary shares were held by Fanhua in its treasury or owned by other Fanhua Group Companies. All of the issued and outstanding shares of Fanhua (including the Fanhua Exchange Shares and the ordinary shares underlying the Fanhua Exchange ADSs) have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)	Except as set forth in Section 4.4(a), there are (i) no outstanding shares of Fanhua, (ii) no outstanding securities of Fanhua or any other Fanhua Group Company convertible or exchangeable or exercisable for shares of Fanhua and (iii) no material subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of shares to which any of the Fanhua Group Companies is a party obligating Fanhua to (A) issue, transfer or sell any shares or other Equity Securities of Fanhua or securities convertible into or exchangeable for such shares or other Equity Securities, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such shares or other Equity Securities.

(c)	Except as set forth in Section 4.4(a), Fanhua has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Fanhua on any matter.

(d)	There are no voting trusts or other agreements or understandings to which Fanhua or any Fanhua Party is a party with respect to the voting of the shares or other Equity Securities of Fanhua.

Section 4.5. No Violation.

(a)	The execution, delivery and performance by the Fanhua Parties of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of Organizational Documents of Fanhua, the Fanhua Parties, or any of the Fanhua Group Companies, (ii) conflict with or violate any Law or Governmental Order applicable to Fanhua, any Fanhua Party, or any of the Fanhua Group Companies or the assets, properties or businesses of Fanhua, any of the Fanhua Parties, or any of the Fanhua Group Companies, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit or other instrument or arrangement to which Fanhua, any Fanhua Party, or any of the Fanhua Group Companies is a party or result in the creation of any Lien upon any of the properties or assets of any of the Fanhua Group Companies, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not have, individually or in the aggregate, a Fanhua Material Adverse Effect.

(b)	The execution, delivery and performance by the Fanhua Parties of this Agreement do not and will not conflict with, result in any breach of (including but not limited to any non-competition provisions or agreements therein), constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or require any consent under (i) the framework strategic partnership agreement between Puyi Enterprise Management Consulting Co., Ltd and Fanhua dated December 28, 2020, (ii) the agreement relating to training services and customer salon support services between Puyi Enterprise Management Consulting Co., Ltd and Fanhua dated March 7, 2022, and (iii) any other agreement between any of the Fanhua Group Companies, on the one hand, and any Fanhua Party, on the other hand. For the avoidance of doubt, the representations and warranties set forth in this Section 4.5(b) shall not be qualified by the Knowledge of the Fanhua Parties.

Section 4.6. Governmental Consents and Approvals. The execution, delivery and performance by the Fanhua Parties of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, other than any approvals or filings required in connection with or in compliance with any obligations under the Securities Act and the Exchange Act and the rules and regulations of the NASDAQ, and, subject to the accuracy of the representations and warranties of Puyi in Section 3.6, except, in each case, where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not individually or in the aggregate, result in a Fanhua Material Adverse Effect.

Section 4.7. Litigation. There are no Actions by or against Fanhua, any Fanhua Party, or any of the Fanhua Group Companies relating to the business or assets of any of the Fanhua Group Companies pending before any Governmental Authority (or, to the Knowledge of Fanhua and any Fanhua Party, threatened to be brought by or before any Governmental Authority) (a) which would, individually or in the aggregate, result in a Fanhua Material Adverse Effect or (b) that relate to or challenge the validity of this Agreement or the transactions contemplated hereby.

Section 4.8. Compliance with Law. Except as would not (a) adversely affect the ability of Fanhua and the Fanhua Parties to carry out their obligations under this Agreement or (b) have a Fanhua Material Adverse Effect, each of the Fanhua Group Companies has conducted since January 1, 2020 and continue to conduct their business in accordance with all Laws and Governmental Orders applicable to them. The Fanhua Group Companies hold all material Permits necessary for the lawful conduct of their respective businesses and are in compliance in all material respects with the terms of all such Permits, in each case except for failures to hold or be in compliance with Permits as would not reasonably be expected to have, individually or in the aggregate, a Fanhua Material Adverse Effect.

Section 4.9. SEC Reports. Fanhua has filed or furnished, as the case may be, with the SEC, on a timely basis, all Fanhua SEC Reports (including exhibits and any amendments thereto) required to be filed or furnished by it since January 1, 2020 pursuant to the Securities Act and the Exchange Act. As of its respective date, each Fanhua SEC Report, when it became effective or was filed or furnished with the SEC, as the case may be, complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder, and none of such documents, when they became effective or were filed with the SEC, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Fanhua SEC Reports. Since January 1, 2020, Fanhua has been and is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.10. Financial Statements. Each of the consolidated balance sheets, and the related consolidated statements of operations, cash flows and changes in equity, included or incorporated in the Fanhua SEC Reports: (a) complied as to form, as of its date of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (b) has been prepared from, and are in accordance with, the books and records of the Fanhua Group Companies in all material respects, (c) present fairly in all material respects the consolidated financial position of the Fanhua Group Companies as of the dates shown and the results of the consolidated operations, cash flows and changes in equity of Fanhua and the consolidated Fanhua Group Companies for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to the omission of certain notes, exclusion of cash flow statements in the case of interim financial information and normal year-end and audit adjustments and (d) has been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto, subject, in the case of any unaudited financial statements, to the omission of certain notes, exclusion of cash flow statements in the case of interim financial information and normal year-end and audit adjustments. None of the Fanhua Group Companies has any Liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which do not have adequate reserves under GAAP in the financial statements described above, except for Liabilities that have arisen since December 31, 2022 in the ordinary and usual course of business and consistent with past practice and that, individually or in the aggregate, have not had and would not have a Fanhua Material Adverse Effect.

Section 4.11. No Material Adverse Effect. Since December 31, 2022 to the date hereof, (a) the Fanhua Group Companies have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (b) there have occurred no event or events that, individually or in the aggregate, has had or would have a Fanhua Material Adverse Effect and (c) there has been no dividend or distribution of any kind declared, paid or made by Fanhua on any class of its authorized share capital.

Section 4.12. Anti-Corruption Laws. None of the Fanhua Group Companies and, to the Knowledge of Fanhua and any Fanhua Party, any agent, director, officer or employee of any such Person acting on behalf of such Person, has taken any action or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offense in violation of applicable Anti-Corruption Laws, including to the extent applicable the U.S. Foreign Corrupt Practices Act and the PRC anti-corruption related Laws. Each such Person has implemented adequate procedures to ensure compliance by each director, officer or employee of such Person with applicable Anti-Corruption Laws, and has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. No equity holder, officer or director of any Fanhua Group Company is a candidate for political office, or an employee or officer of any government, or of any political party.

Section 4.13. Intellectual Property. Each Fanhua Group Company owns, or possesses the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person, except for failures to so own, or so possess the right to use, that would not have a Fanhua Material Adverse Effect. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Fanhua Group Company infringes upon any rights held by any other Person, except for such infringements that would not have a Fanhua Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or threatened, which, either individually or in the aggregate, could reasonably be expected to have a Fanhua Material Adverse Effect.

Section 4.14. Exempt Offering; Investment Company.

(a)	Assuming the truth and accuracy of the representations and warranties of Puyi in Section 3.14 and Section 3.16 of this Agreement, the offer and sale of the Fanhua Exchange Shares and the Fanhua Exchange ADSs under this Agreement are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws and regulations.

(b)	Fanhua is not required to register as, an “investment company” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

Section 4.15. Purchase for Own Account; Economic Risk. Each of the Fanhua Parties are acquiring the Puyi Exchange Shares for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act. Each of the Fanhua Parties acknowledges that it (a) can bear the economic risk of its investment in the Puyi Exchange Shares, (b) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Puyi Exchange Shares and (c) has independently and without reliance upon any of the Puyi Group Companies, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement and complete the Securities Exchange, except that it has relied upon Puyi’s express representations, warranties, covenants and agreements in this Agreement.

Section 4.16. Private Placement; Non-U.S. Person. Each of the Fanhua Parties understands that (a) the Puyi Exchange Shares have not been registered under the Securities Act or any state securities Laws, by reason of their issuance by Puyi in a transaction exempt from the registration requirements thereof and (b) the Puyi Exchange Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder. Each of the Fanhua Parties represents that it is not a U.S. Person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

Section 4.17. Legend. Each of the Fanhua Parties understands that the certificate representing the Puyi Exchange Shares will bear a legend to the following effect:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT), OF THE UNITED STATES OF AMERICA OR UNDER THE SECURITIES LAWS OR REGULATIONS OF ANY OTHER JURISDICTION. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE SECURITIES LAWS AND REGULATIONS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THA THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY OTHER APPLICABLE SECURITIES LAWS AND REGULATIONS”

Section 4.18. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Fanhua Party or Fanhua Group Company.

Section 4.19. No Additional Representations. Each of the Fanhua Parties acknowledges that Puyi makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Puyi to a Fanhua Party in accordance with the terms hereof and thereof, and specifically (but without limiting the generality of the foregoing) that Puyi makes no representations or warranties with respect to (a) any projections, estimates or budgets delivered or made available to the Fanhua Parties (or any of its Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Puyi Group Companies or (b) the future business and operations of the Puyi Group Companies.

Article 5
ADDITIONAL AGREEMENTS

Section 5.1. Confidentiality. Subject to disclosures permitted by Section 7.2, each of the Parties acknowledges that the information being provided to such Party (the “Receiving Party”) in connection with the transactions contemplated by this Agreement may be material non-public information and hereby covenants and agrees to keep, and cause its Affiliates and its and its Affiliates’ directors, officers, employees, accountants, agents, counsel and other representatives (collectively, “Representatives”) to keep, confidential any information identified by the Party providing information hereunder (the “Providing Party”) as confidential, unless (a) such information was or becomes generally available to the public (other than as a result of a breach of this Section 5.1 by the Receiving Party, its Affiliates or their Representatives), (b) such information was available or becomes available to the Receiving Party on a non-confidential basis from a source (other than the Providing Party, its Affiliates or their Representatives) that, to the Receiving Party’s knowledge, is not and was not prohibited from disclosing such information to such Receiving Party by a contractual, legal or fiduciary obligation to the Providing Party, (c) the Receiving Party or its Representatives independently develop such information without reliance on the confidential information provided by the Providing Party or (d) the Receiving Party is required by applicable Law or any Governmental Order to disclose such information; provided, however, that in an event specified in clause (d) above, the Receiving Party shall, to the extent permitted by Law, provide the Providing Party with prompt prior written notice of such required disclosure and that the Receiving Party shall disclose only that portion of the confidential information that is legally required.

Section 5.2. Lock-up Undertakings.

(a)	During the period beginning from the date hereof and continuing to and including the date 365 days after the Closing Date (the “Lock-Up Period”), not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with to the SEC a registration statement under the Securities Act relating to, any securities of Puyi, including but not limited to any options or warrants to purchase Puyi Ordinary Shares or ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, Puyi Ordinary Shares or ADSs or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Puyi Ordinary Shares or ADSs or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Puyi Ordinary Shares or ADSs or such other securities, in cash or otherwise (other than the Puyi Ordinary Shares or ADSs to be sold hereunder or pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement), without the prior written consent of Puyi; The foregoing provisions shall not apply to (x) any registration statement on Form S-8 with respect to any employee share option plans existing on the date of this Agreement, (y) transactions relating to Puyi Ordinary Shares or ADSs or other securities acquired in the offering or otherwise in open market transactions, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Puyi Ordinary Shares or ADSs or other securities acquired in such transactions, or (z) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Puyi Ordinary Shares or ADSs, provided that (A) such plan does not provide for the transfer of Puyi Ordinary Shares or ADSs during the Lock-Up Period and (B) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or Puyi regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Puyi Ordinary Shares or ADSs may be made under such plan during the Lock-Up Period.

(b)	If Puyi, in its sole discretion, agrees to release or waive the restrictions in lock-up undertakings pursuant to this Section 5.2, in each case for an officer or director of Puyi, and provide Puyi with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, Puyi agrees to announce the impending release or waiver by a press release substantially in the form of Exhibit A hereto through a major news service at least two business days before the effective date of the release or waiver.

Section 5.3. Registration Rights. Puyi covenants and agrees as follows:

(a)	Definitions. For purposes of this Section 5.3:

“Registrable Shares” means (i) the Puyi Exchange Shares, and (ii) any other securities of Puyi issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, such Puyi Exchange Shares.

“Register”, “registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering by the Securities & Exchange Commission of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.

(b)	Incidental Registration. If Puyi, at any time proposes to (a) register any of its newly issued securities for primary sale in an underwritten offering, or (b) register for resale outstanding securities of Puyi previously issued to a third party in a private placement in such aggregate number that at the time of such issuance equals or exceeds thirty percent (30%) of Puyi’s then total issued and outstanding shares, it shall give notice to each of the Fanhua Parties of such intention. Upon the written request of a Fanhua Party, given within twenty (20) days after receipt of any such notice, Puyi shall include in such registration all of the Registrable Shares indicated in such request, so as to permit the disposition of the Registrable Shares so registered, at the expense of Puyi, provided that all underwriting commissions shall be paid by the parties selling shares with respect to their shares sold. Notwithstanding any other provision of this Section 5.3, if the registration is underwritten and the managing underwriter advises Puyi that marketing factors require a limitation of the number of shares to be underwritten, then the number of Puyi Exchange Shares that may be included in such registration shall be reduced as required by the underwriters, and the securities to be registered in such registration shall be allocated as follows: first, securities proposed to be sold by Puyi or resold by such third party, as applicable, shall be registered; and second, the Registrable Shares requested to be registered by the Fanhua Parties shall be registered, (such Registrable Shares to be divided among the Fanhua Parties, on a pro rata basis, based on the total number of Registrable Shares requested to be registered). Puyi may postpone or withdraw the filing or the effectiveness of such an incidental registration at any time in its sole discretion.

(c)	Form F-3 Registration.

(i)	At any time during the three (3) year period following the expiration of the Lock-up Period, in case Puyi shall receive from any Fanhua Party holding, in the aggregate, at least twenty percent (20%) of the Puyi Exchange Shares issued hereunder a written request or requests that Puyi effect a registration on Form F-3, and any related qualification or compliance, with respect to Registrable Shares, Puyi shall within twenty (20) days after receipt of any such request give written notice of the proposed registration, and any related qualification or compliance, to all other Fanhua Parties, and include in such registration all Registrable Shares held by all such Fanhua Parties who wish to participate in such registration and provide Puyi with written requests for inclusion therein within fifteen (15) days after the receipt of Puyi’s notice. Thereupon, Puyi shall, at its expense, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Fanhua Parties’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Shares of any other Fanhua Parties joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from Puyi;

(ii)	Notwithstanding the foregoing, if the underwriter advises the Fanhua Parties in writing that marketing factors require a limitation of the number of shares to be underwritten (or, in the case such registration and offering shall not be underwritten, any other factor arises requiring such a limitation in the number of shares to be so registered), then there shall be included in such registration and underwriting to the extent necessary to satisfy such limitation the Registrable Shares held by the Fanhua Parties (pro rata to the respective number of Registrable Shares required by such Fanhua Parties to be included in the registration).

(iii)	Notwithstanding the foregoing, Puyi shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 5.3, (i) if Form F-3 is not available for such offering by the Fanhua Parties; (ii) if the Fanhua Parties, together with the holders of any other securities of Puyi entitled to inclusion in such registration, propose to sell Registrable Shares and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than One Million United States dollars ($1,000,000); (iii) if Puyi shall furnish to the Fanhua Parties a certificate signed by the President or CEO of Puyi stating that in the good faith judgment of the Board of Directors of Puyi it would be seriously detrimental to Puyi or its shareholders for such Form F-3 registration statement to be effected at such time, in which event Puyi shall have the right to defer the filing of the Form F-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Fanhua Parties under this Section 5.3; provided, however, that Puyi shall not utilize this right more than once in any twelve (12) month period; (iv) during the period starting with the date sixty (60) days prior to Puyi’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of Puyi (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that Puyi is actively employing in good faith reasonable efforts to cause such registration statement to become effective and that Puyi’s estimate of the date of filing such registration statement is made in good faith; (v) in any particular jurisdiction in which Puyi would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) if Puyi has already effected one F-3 registration statement under this Section 5.3.

(d)	Indemnities. In the event of any registration of Registrable Shares pursuant to this Section 5.3:

(i)	Puyi will indemnify and hold harmless, to the fullest extent permitted by law, any Fanhua Party and any underwriter for such Fanhua Party, and each person, if any, who controls the Fanhua Party or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with Puyi’s reasonable consent) to which the Fanhua Party or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, or (iii) a violation of applicable securities laws by Puyi, and Puyi will reimburse the Fanhua Party, such underwriter and each such controlling person of the Fanhua Party or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that Puyi will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by a Fanhua Party, such underwriter or such controlling persons specifically for inclusion therein; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this Section 5.3(d)(i) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of Puyi, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling shareholder, the underwriter or any controlling person of the selling shareholder or the underwriter, and regardless of any sale in connection with such offering by the selling shareholder. Such indemnity shall survive the transfer of securities by a selling shareholder.

(ii)	Each Fanhua Party participating in a registration hereunder will indemnify and hold harmless Puyi, each other Fanhua Party participating in such registration, any underwriter for Puyi, and each person, if any, who controls Puyi or such underwriter or such other Fanhua Party, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder’s reasonable consent) to which Puyi or any such controlling person and/or any such underwriter and/or such other Fanhua Party may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and each such Fanhua Party will reimburse Puyi, each other Fanhua Party participating in such registration, any underwriter and each such controlling person of Puyi or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in strict conformity with written information furnished by such Fanhua Party specifically for inclusion therein. The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the final prospectus, such indemnity agreement shall not inure to the benefit of (i) Puyi and (ii) any underwriter, if a copy of the final prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this Section 5.3(d)(ii) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of such Fanhua Party, as the case may be, which consent shall not be unreasonably withheld. In no event shall the liability of a Fanhua Party exceed the net proceeds from the offering received by such Fanhua Party.

(iii)	Promptly after receipt by an indemnified party pursuant to the provisions of Sections 5.3(d)(ii) or 5.3(d)(ii) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Sections 5.3(d)(ii) or 5.3(d)(ii), promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 5.3(d)(ii) or 5.3(d)(ii) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within 15 days after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)	If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. In no event shall the liability of a Fanhua Party exceed the net proceeds from the offering received by such Fanhua Party.

Section 5.4. PRC Tax Matters.

(a)	The Parties hereby acknowledge, covenant and agree that (i) Puyi shall have no obligation to pay any Tax assessed by the applicable PRC Taxing Authority on the Fanhua Parties, or any other Tax of a nature that is required by applicable Law to be paid by the Fanhua Parties with respect to the sale of the Fanhua Exchange Shares or the Fanhua Exchange ADSs pursuant to this Agreement and (ii) the Fanhua Parties agree to bear and pay any Tax assessed by the applicable PRC Taxing Authority on any Fanhua Party with respect to the sale of the Fanhua Exchange Shares and the Fanhua Exchange ADSs pursuant to this Agreement, if applicable.

(b)	Puyi and its Affiliates shall provide the Fanhua Parties with all information and assistance, in a timely manner, that is reasonably requested by the Fanhua Parties in connection with Tax reporting and payment of any Tax imposed by the applicable PRC Taxing Authority in respect of the sale of the Fanhua Exchange Shares and the Fanhua Exchange ADSs and related Tax proceedings and communications with the applicable PRC Taxing Authority, to the extent that such information or assistance by Puyi or its Affiliates is not restricted under applicable Law or contracts in effect on the date hereof to which any of Puyi or its Affiliates is a party.

Section 5.5. Compliance and Other Actions Prior to Closing.

(a)	From the date hereof until the Closing, Puyi shall, and shall cause each of the Puyi Group Companies to conduct its business and affairs in the ordinary course of business and shall use its commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its current officers, key employees, key consultants and contractors, and preserve its current material relationships and goodwill with Governmental Authorities, key customers and suppliers, and any other persons with which the Puyi Group Companies have relations. Without limitation of the foregoing, Puyi agrees that, prior to the Closing, it shall not and it shall not permit any of the Puyi Group Companies to (i) issue any shares or other Equity Securities, effect any stock split or otherwise change the capitalization of any Puyi Group Company as existed on the date of this Agreement, (ii) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of the Puyi Group Companies, (iii) redeem, purchase or otherwise acquire any shares of the Puyi Group Companies, or make any commitment for any such action, (iv) make any amendment, alteration or change to the powers, designations, preferences, rights, privileges, qualifications, limitations or restrictions of any of the Equity Securities of a Puyi Group Company or (v) sell, transfer or otherwise dispose any material asset of a Puyi Group Company.

(b)	From the date hereof until the Closing, each of the Fanhua Parties shall exercise all of its rights and preferences as shareholders of Fanhua and cause the directors it designated to the board of directors of Fanhua to act in a manner consistent with the past practice to cause each of the Fanhua Group Companies to conduct its business and affairs in the ordinary course of business and use its commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its current officers, key employees, key consultants and contractors, and preserve its current material relationships and goodwill with Governmental Authorities, key customers and suppliers, and any other persons with which the Fanhua Group Companies have relations, it being understood that the Fanhua Parties and the directors they designated to the board of directors of Fanhua do not manage the day-to-day operations of the Fanhua Group Companies. Each of the Fanhua Parties agrees that, prior to the Closing, it shall not permit any of the Fanhua Group Companies to (i) issue any shares or other Equity Securities, effect any stock split or otherwise change the capitalization of any Fanhua Group Company as existed on the date of this Agreement, (ii) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of the Fanhua Group Companies, (iii) redeem, purchase or otherwise acquire any shares of the Fanhua Group Companies, or make any commitment for any such action, except as disclosed in Fanhua SEC Reports, (iv) made any amendment, alteration or change to the powers, designations, preferences, rights, privileges, qualifications, limitations or restrictions of any of the Equity Securities of a Fanhua Group Company or (v) sell, transfer or otherwise dispose any material asset of a Fanhua Group Company.

Article 6

INDEMNIFICATION

Section 6.1. Survival of Representations and Warranties.

(a)	The representations and warranties of Puyi contained in this Agreement shall survive the Closing until twelve (12) months after the Closing; provided, however, that the Puyi Fundamental Reps shall survive indefinitely. The covenants and agreements of Puyi set forth in this Agreement shall survive the Closing until fully discharged in accordance with their terms. Neither the period of survival nor the liability of Puyi with respect to Puyi’s representations, warranties, covenants and agreements shall be reduced by any investigation made at any time by or on behalf of any Fanhua Party. If written notice of a claim setting forth reasonable details as to the basis of the claim has been given prior to the expiration of the applicable representations and warranties or prior to the discharge of the applicable covenant or agreement by the Fanhua Parties to Puyi, then the relevant representations, warranties, covenants and agreements shall survive as to such claim, until such claim has been finally resolved.

(b)	The representations and warranties of the Fanhua Parties contained in this Agreement shall survive the Closing until twelve (12) months after the Closing; provided, however, that (i) Section 4.5(b) (No Violation) shall survive the Closing until three (3) years after the Closing and (ii) the Fanhua Fundamental Reps shall survive indefinitely. The covenants and agreements of the Fanhua Parties set forth in this Agreement shall survive the Closing until fully discharged in accordance with their terms. Neither the period of survival nor the liability of any Fanhua Party with respect to the Fanhua Parties’ representations, warranties, covenants and agreements shall be reduced by any investigation made at any time by or on behalf of Puyi. If written notice of a claim setting forth reasonable details as to the basis of the claim has been given prior to the expiration of the applicable representations and warranties or prior to the discharge of the applicable covenants or agreement by Puyi to the Fanhua Parties, then the relevant representations, warranties, covenants and agreements shall survive as to such claim, until such claim has been finally resolved.

Section 6.2. Indemnification by Puyi. Following the Closing, Puyi shall indemnify and hold harmless each of the Fanhua Parties and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (each an “Fanhua Indemnified Party”) for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) (each, a “Loss”) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them), arising out of or resulting from:

(a)	the failure of any representation or warranty made by Puyi under this Agreement to be true and accurate when made; or

(b)	the breach or violation of, or failure to perform or fulfill, any covenant or agreement by Puyi contained in this Agreement.

Section 6.3. Limits on Indemnification by Puyi. Notwithstanding anything to the contrary contained in this Agreement:

(a)	Puyi shall not be liable for any claim for indemnification pursuant to Section 6.2(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Puyi Fundamental Rep, unless and until the aggregate amount of indemnifiable Losses which may be recovered from Puyi equals or exceeds $1,000,000, whereupon the Indemnified Party shall be entitled to indemnification for the full amount of such Losses; and

(b)	the maximum amount of indemnifiable Losses which may be recovered by the Fanhua Indemnified Parties from Puyi arising out of or resulting from the causes set forth in Section 6.2(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Puyi Fundamental Rep, shall be an amount equal to $200 million.

Section 6.4. Indemnification by the Fanhua Parties. Following the Closing, the Fanhua Parties shall indemnify and hold harmless Puyi and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (each a “Puyi Indemnified Party”) on a joint and several basis, for and against any and all Losses actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them), arising out of or resulting from:

(a)	the failure of any representation or warranty made by any Fanhua Party under this Agreement to be true and accurate when made; or

(b)	the breach or violation of, or failure to perform or fulfill, any covenant or agreement by the Fanhua Parties contained in this Agreement.

Section 6.5. Limits on Indemnification by the Fanhua Parties. Notwithstanding anything to the contrary contained in this Agreement:

(a)	the Fanhua Parties shall not be liable for any claim for indemnification pursuant to Section 6.4(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Fanhua Fundamental Rep, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Parties equals or exceeds $1,000,000, whereupon the Indemnified Party shall be entitled to indemnification for the full amount of such Losses; and

(b)	the maximum amount of indemnifiable Losses which may be recovered by the Puyi Indemnified Parties from the Fanhua Parties arising out of or resulting from the causes set forth in Section 6.4(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Fanhua Fundamental Rep, shall be an amount equal to $200 million.

Section 6.6. Third-Party Claims. If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third-Party Claim”) against it or which may give rise to a claim for Loss under this Article VI, within thirty (30) calendar days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party or Indemnifying Parties, as the case may be, notice of such Third-Party Claim; provided, however, that the failure to provide such notice shall not release any Indemnifying Party from any of its obligations under this Article VI except to the extent that such Indemnifying Party is materially prejudiced by such failure and shall not relieve such Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VI. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party or Indemnified Parties hereunder against any Losses that may result from such Third-Party Claim, then such Indemnifying Party or Indemnifying Parties, as the case may be, shall be entitled to assume and control the defense of such Third-Party Claim at its or their expense and through counsel of its or their choice if it or they give notice of such intention to do so to the Indemnified Party or Indemnified Parties, as the case may be, within fourteen (14) calendar days of the receipt of notice from any Indemnified Party of such Third-Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party or Indemnified Parties in its or their sole and absolute discretion for the same counsel to represent both the Indemnified Party or Indemnified Parties and the Indemnifying Party or Indemnifying Parties, then the Indemnified Party or Indemnified Parties shall be entitled to retain its or their own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party or Indemnifying Parties. In the event that the Indemnifying Party or Indemnifying Parties exercise the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party or Indemnified Parties shall cooperate with the Indemnifying Party or Indemnifying Parties in such defense and make available to any Indemnifying Party, at such Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by such Indemnifying Party. Similarly, in the event any Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, such Indemnifying Party shall cooperate with the Indemnified Party or Indemnified Parties in such defense and make available to any Indemnified Party, at such Indemnifying Party’s or Indemnifying Parties’ expense, all such witnesses, records, materials and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as is reasonably required by any Indemnified Party. No Third-Party Claim may be settled (i) by any Indemnified Party without the prior written consent of the Indemnifying Party or Indemnifying Parties (which shall not be unreasonably withheld or delayed) if the Indemnifying Party or Indemnifying Parties acknowledge in writing its or their obligation to indemnify such Indemnified Party hereunder against any Losses that may result from such Third-Party Claim or (ii) by any Indemnifying Party without the prior written consent of the Indemnified Party or Indemnified Parties, except, in the case of (ii) only, where settlement of such Third-Party Claim (A) includes an unconditional release of the Indemnified Party or Indemnified Parties from all liability arising out of such Action, audit, demand or assessment and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

Section 6.7. Exclusive Remedy. Following the Closing, indemnification as set forth in this Article VI shall be the exclusive remedy available, (a) to Puyi, with respect to any breaches of any representations and warranties, covenants or agreement by any Fanhua Party in this Agreement and (b) to the Fanhua Parties, with respect to any breaches of any representations and warranties, covenants or agreement by Puyi in this Agreement, except in each case pursuant to Section 7.13 (which remedies shall, for the avoidance of doubt, be in addition to the remedies set forth in this Article VI).

Article 7
MISCELLANEOUS

Section 7.1. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received (i) on the date of delivery if delivered in person or by internationally recognized overnight courier service or (ii) on the date of confirmation of receipt of transmission by facsimile (provided that confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.1):

(a) If to Puyi, to:

61F, Pearl River Tower

No. 15 Zhujiang West Road, Zhujiang New Town, Tianhe, Guangzhou

Guangdong Province, People’s Republic of China
Attention: Chief Financial Officer

Email: yangyuanfen@puyiwm.com

with a copy to:

Sidley Austin
39/F, Two Int’l Finance Centre

Central, Hong Kong

Attention: Meng Ding, Esq.
Email: meng.ding@sidley.com

(b) If to the Fanhua Parties, to:

60/F, Pearl River Tower

No.15 West Zhujiang Road

Tianhe District, Guangzhou 510623

People’s Republic of China

Attention: Feng Zhuojun

Email: 25009588@qq.com

Section 7.2. Public Disclosure. None of the Parties or their respective Affiliates shall issue or cause the publication of this Agreement or any press release or other public announcement or communication with respect to the transactions contemplated hereby except to the extent a Party’s counsel deems such disclosure necessary in order to comply with any applicable Law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing Party shall give the other Parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable Law), shall limit such disclosure to the information required to comply with such Law or regulations, and if reasonably practicable, shall consult with the other Parties regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other Parties.

Section 7.3. Adjustments for Share Splits, etc. Wherever in this Agreement there is a reference to a specific number of Puyi Ordinary Shares or Fanhua Exchange Shares, then, upon the occurrence of any subdivision, combination or share or extraordinary dividend of or on Puyi Ordinary Shares or Fanhua Exchange Shares with an effective or record date from the date hereof until the Closing, the specific number of such shares so referenced in this Agreement shall be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or dividend.

Section 7.4. Amendment. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is duly executed and delivered by Puyi and the Fanhua Parties.

Section 7.5. Waiver and Extension.

(a)	Puyi may (i) extend the time for the performance of any of the obligations or other acts of any Fanhua Party, (ii) waive any inaccuracies in the representations and warranties of the Fanhua Parties contained herein or in any document delivered by Fanhua and any Fanhua Party pursuant hereto or (iii) waive compliance with any of the agreements of the Fanhua Parties or conditions to Puyi’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Puyi.

(b)	The Fanhua Parties may (i) extend the time for the performance of any of the obligations or other acts of Puyi, (ii) waive any inaccuracies in the representations and warranties of Puyi contained herein or in any document delivered by Puyi pursuant hereto or (iii) waive compliance with any of the agreements of Puyi or conditions to the Fanhua Parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Fanhua Parties.

(c)	No waiver of any representation, warranty, agreement, condition or obligation granted pursuant to this Section 7.5 or otherwise in accordance with this Agreement shall be construed as a waiver of any prior or subsequent breach of such representation, warranty, agreement, condition or obligation or any other representation, warranty, agreement, condition or obligation and no waiver of any condition granted pursuant to this Section 7.5 or otherwise in accordance with this Agreement shall be construed as a waiver of any representation, warranty, agreement or covenant to which such condition relates. The failure of Puyi on the one hand, or the Fanhua Parties, on the other hand, to assert any of their respective rights hereunder shall not constitute a waiver of any of such rights.

Section 7.6. Fees and Expenses. Each Party shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 7.7. Assignment. This Agreement and the rights and obligations of the Parties hereunder may not be assigned by Puyi without the Fanhua Parties’ written consent, or by any Fanhua Party without Puyi’s written consent. Any assignment in violation of this Section 7.7 shall be null and void.

Section 7.8. No Third-Party Beneficiaries. Except for the provisions of Article VI relating to the Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 7.9. Governing Law; Arbitration.

(a)	(a) This Agreement and any dispute, controversy or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the Laws of the State of New York (without regard to its conflicts of laws rules that would mandate the application of the Laws of another jurisdiction).

(b)	(b) Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration.

(i)	The place and seat of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”).

(ii)	The law of this arbitration clause as set forth in this Section 7.9(b) shall be Hong Kong law.

(iii)	The number of arbitrators shall be three (3). In the event that there are more than two parties to an arbitration, one arbitrator shall be appointed jointly by the Fanhua Parties and one arbitrator shall be appointed by Puyi. The third arbitrator, who shall serve as chairperson of the arbitral tribunal, shall be selected by the mutual agreement of the first two Party-appointed arbitrators. Any arbitrator that is not so appointed shall instead be appointed in accordance with the HKIAC Rules.

(iv)	The language to be used in the arbitration proceedings shall be English.

(v)	Subject to the agreement of the arbitral tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be resolved by the arbitral tribunal already appointed to hear the existing Dispute(s).

(vi)	The award of the arbitral tribunal shall be final, conclusive and binding upon the Parties.

(vii)	Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets. For the purpose of the enforcement of an award, the Parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement, including any defenses based on lack of personal jurisdiction or inconvenient forum.

Section 7.10. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties and/or their Affiliates with respect to the subject matter of this Agreement.

Section 7.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Puyi and the Fanhua Parties shall negotiate together in good faith to modify this Agreement so as to effect the original intent of Puyi and the Fanhua Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 7.12. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.13. Specific Performance. The Parties acknowledge and agree that irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine if any of the provisions of this Agreement are not performed in accordance with their specific terms. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, it shall be entitled to seek enforcement of any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other undertaking.

Section 7.14. Joint and Several. All representations, warranties, covenants and agreements of the Fanhua Parties hereunder are given on a joint and several basis, and the Fanhua Parties agree to cause Fanhua to perform and comply with all of its obligations hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

For and on behalf of

Puyi Inc.

By:	/s/ Ren Yong
	Name:	Ren Yong
	Title:	Chairman and Chief Executive Officer

For and on behalf of

Sea Synergy Limited

By:	/s/ Yinan Hu
	Name:	Yinan Hu
	Title:	Director

For and on behalf of

Green Ease Holdings Limited

By:	/s/ Peng Ge
	Name:	Peng Ge
	Title:	Director

For and on behalf of Kingsford Resources Limited
By:	/s/ Yinan Hu
	Name:	Yinan Hu
	Title:	Director

Schedule I - Particulars of the Fanhua Parties

Fanhua Parties	Place of Incorporation
Sea Synergy Limited	BVI
Green Ease Holdings Limited	BVI
Kingsford Resources Limited	BVI

Schedule II – Fanhua Exchange Shares and Fanhua Exchange ADSs

Fanhua Parties	Fanhua Exchange Shares	Fanhua Exchange ADSs
Sea Synergy Limited	189,698,110	-
Green Ease Holdings Limited	48,562,260	-
Kingsford Resources Limited	39,252,100	-

Schedule III – Puyi Exchange Shares

Fanhua Parties	Puyi Exchange Shares
Sea Synergy Limited	94,849,055
Green Ease Holdings Limited	24,281,130
Kingsford Resources Limited	19,626,050

Exhibit A - Form of Press Release

Puyi Inc.

[Date]

Puyi Inc. (the “Company”) announced today that it is [waiving] [releasing] a lock-up restriction with respect to [●] shares of the Company’s ordinary shares held by [●]. The [waiver] [release] will take effect on [●], 2024, and the shares may be sold on or after such date.

This press release is not an offer for sale of the securities in the United States or in any other jurisdiction where such offer is prohibited, and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the United States Securities Act of 1933, as amended.